EXHIBIT NO. 11


                          INDEPENDENT AUDITORS' CONSENT




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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of The Montgomery Funds II of our report dated May 27, 1998, relating to the financial statements and financial highlights appearing in the March 31, 1998 Annual Report to Shareholders of Montgomery Global Long-Short Fund and Montgomery Emerging Markets Focus Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "General Information" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
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San Francisco, California
June 25, 1998